                                  OPTEL, INC.



     EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS


                                      QUARTER ENDED      QUARTER ENDED
                                       NOVEMBER 30,       NOVEMBER 30,
                                    -------------------------------------
                                          1997                1996
                                          ----                ----

Primary:
   Net loss                             $(16,270)           $ (6,894)
                                        ========            ========

   Weighted  average number of
     common shares outstanding             2,578               2,305
                                        ========            ========


Net loss per common share               $  (6.31)           $  (2.99)
                                        ========            ========



Fully diluted:
   Net loss                             $(16,270)           $ (6,894)
   Interest expense related to
      convertible notes, net of
      income tax expense                   4,847               3,102
                                        --------            --------

   Adjusted net loss                    $(11,423)           $ (3,792)
                                        ========            ========


   Weighted average number of
     common shares outstanding,
     assuming conversion of
     convertible notes at
     beginning of relevant period          4,119               3,422
                                        ========            ========


Net loss per common share               $  (2.77)           $  (1.11)
                                        ========            ========

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